Exhibit 10.10

GFI

CONTRACT OF EMPLOYMENT

Dated July 4, 2011

between

GFI SOFTWARE GMBH c/o Ruter & Partner Prielmayerstrasse 3, D-80335, Munich, Germany (“we”, “us”, “our”, ‘the Employer’ or “the Company”)

and

INGO BEDNARZ, residing at:  Kettenhofweg 121, 60325 Frankfurt am Main, Germany (‘the Employee’, or ‘you’)

REQUIRED INFORMATION

Job Title	Corporate Lawyer
Salary	€ 175,000 (Gross) per annum
Bonus	€ 25,000 (Gross) per annum Guaranteed for the first 6 months of employment
Stock Options	100,000 subject to board approval All terms and conditions according to GFI Stock Option Plan
Relocation Expenses	Up to € 5,000 on the provision of receipts
Date of Commencement of Employment	18 July 2011
Employment Status	Full-time

This Contract of Employment comprising this “Required Information” page together with the attached Schedule entitled “Terms and Conditions of Employment” annexed and subscribed as relative hereto is subscribed as follows:

Executed as a deed by GFI Software GmbH acting	SIGNED by the Employee
by Josef Calleja, a Director

/s/ Josef Calleja	/s/ Ingo Bednarz
Josef Calleja, Director	Ingo Bednarz

This is the Schedule referred to in the foregoing Agreement between you and GFI Software GmbH and it is part of the legally binding Agreement between us, as signed.

Schedule:  Terms and Conditions of Employment

1                                         Job Title

The title of your job and the person you are responsible to are described in the Required Information section of your contract of employment (“Required Information”).  For internal purposes, your job title shall be “General Counsel & Corporate Secretary”.  In addition to your normal responsibilities, we may require you from time to time to carry out additional or other responsibilities as necessary to meet the needs of the business.

2                                         Commencement of Employment and Continuous Employment

Your employment by the Company under this contract began on the date shown in the Required Information section.  If existing, any former employment relations and/or contractual relations between you and us shall be substituted through this agreement.  As far as possible under law, your period of continuous employment also runs from this date.

3                                         Qualifications and References

3.1                                 Your employment is conditional upon the examination grades and/or work experience claimed on your application form or at interview being accurate.  We reserve the right to avoid our employment offer retrospectively, or terminate your employment either with or without notice depending upon the particular circumstances, in any case where it is discovered you do not have any of the said qualifications or experience.  You will be required to bring the originals of all examination certificates and professional qualifications with you on your first day at work or at any later date if requested.

3.2                                 Whilst every effort will be made to obtain all such references as quickly as possible your employment may start before some or all of your references are received.  If so it is agreed that we may terminate your employment either with or without notice depending upon the particular circumstances if any reference falls short of our requirements.  Our decision is final as to whether your references meet the required standard.

4                                         Probationary Period

The first six months of your employment is a probationary period.  Your performance and suitability for continued employment will be reviewed throughout the probationary period.  At any time during or at the end of the probationary period your employment may be terminated by you or us giving two weeks’ notice in writing.  At the end of the probationary period, provided that your performance has been satisfactory we will confirm your employment.

5                                         Place of Work

5.1                                Your normal place of work will be in Goppigen, Germany.  We may require you to work temporarily or permanently at any other place of business of ours, and/or one of our customers or clients, whether inside or outside of Germany as the business may require.  In the course of your employment you may also be required to make visits and attend training sessions and meetings throughout or outside Germany.  The amount of travel required will vary from month to month and you will be required to be flexible and willing to work in different locations as is necessary to meet the needs of the business.

6                                         Expenses

We will reimburse all work related expenses reasonably and necessarily incurred by you in the proper performance of your work.  Work related expenses include all reasonable travel, accommodation, entertainment and other out-of-pocket expenses incurred on authorised Company business excluding any

Employee’s Initials IB

car parking or road traffic offence fines and subject to the production of such receipts or other evidence of expenditure as we may reasonably require.

7                                         Salary

7.1                                 Your salary has been set out in the Required Information and shall be payable in arrears by equal monthly instalments at the end of each month after any necessary deductions for income tax and national insurance and any other authorised deductions have been made.  Overtime work is compensated with the salary.

7.2                                 It will be your responsibility throughout your employment to ensure that the HR Department is given the name of your current bank, its sort code number and the number of your account.

7.3                                 The agreed salary is to be kept confidential at all times.

7.4                                 If a bonus payment or comparable one-off payment is granted by the Employer, this is made voluntarily and he is entirely free to cancel or deduct this amount at any time, subject to the condition that even repeated payment will not create any legal right of the Employee to claim such payment, neither in respect of the cause or the amount, nor for the past or for the future.  There is also no claim to further regular voluntary additional payments of a permanent nature at a subsequent date.

8                                         Hours of Work

8.1                                 Regular weekly full-time working hours amount to 40 hours, provided that you shall be released as necessary to act as an independent German lawyer as set forth in more detail in section 14.  The allocation of working hours to individual weekdays and the setting of the beginning and end of daily working hours is linked to the Company’s requirements.

8.2                                 We recognise that flexibility is important to ensure that we are meeting the needs of the business and that as a result, you may from time to time require to work outside these normal hours if we consider that business needs require it.

9                                         Vacation

9.1                                 Our vacation year runs from 1 January to 31 December and you are entitled to 25 days per annum.

9.2                                 If you choose not to take all the vacation days to which you are entitled during a particular year then you will be permitted to carry forward up to a maximum of 5 days vacation to the next year.  These days are to be used before the end of March of the next year, otherwise any unused vacation entitlement will be lost and no payment in lieu will be made.

9.3                                 Whilst we will make every effort to accommodate you in fixing vacation dates this is subject to the needs of the business and therefore vacation dates should be agreed in advance.  All vacation days must be approved in writing by either the Managing director or your most senior Line Manager.

9.4                                 In the year in which your employment commences or terminates your vacation entitlement will be calculated on a pro-rata basis for each complete month worked.

9.5                                 If you resign or are dismissed and have not taken your full accrued vacation entitlement, you will be paid for your any unused accrued entitlement.  However we may require you to take any outstanding accrued vacation entitlement during your notice period (see section 19).

10                                  Sickness

10.1                           If you are unable to attend work due to sickness or injury you should inform your Supervisor/Manager/HR Manager of your absence and reasons for it before 10 am on your first day of absence.  If the absence is due to sickness or injury and causes the individual to be absent for more than 3 working days at a time then a medical certificate signed by your doctor (“Arbeitsunfähigkeitsbescheinigung”) as to the estimated duration of such absence must be handed in or sent to us by the next working day.  Thereafter medical certificates should be provided to cover any continued absence.

10.2                           Provided the notification requirements of the previous clause above are followed, you will receive continued remuneration payments up to a period of 6 weeks in accordance with statutory provisions.

10.3                           In the unlikely event that this is required, we reserve the right to require you to visit the respective medical service of the national insurers (“Medizinische Dienst der Krankenversicherung”) to be medically examined and assessed on your fitness and suitability for continued employment at any time during or after a period of absence on the grounds of sickness or injury.

11                                  Confidentiality

11.1                           In this Agreement “Confidential Information” means all and any information about business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products, source code, software, software designs, sales statistics, marketing surveys and plans, sales techniques, costs, prices and discount structures, the names, addresses and contact details of users of our services, our customers and suppliers and parties working on our behalf (past or present) or potential users, customers, suppliers and parties (whether or not recorded in writing or on computer disk or tape or otherwise), which we treat as confidential together with any information of a confidential or proprietary nature belonging to our clients or third parties which is communicated to you in the course of your employment with us.

11.2                           You acknowledge that during the course of your employment you will have access to and be entrusted with Confidential Information.

11.3                           You agree that you shall not (except in the proper course of your duties) during or after the period of your employment, communicate or divulge to any person whatsoever or exploit or otherwise make use of (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information.

11.4                           All notes and memoranda of any Confidential Information (both originals and copies) which shall be acquired, received, or made by you during the course of your employment is our property and shall be surrendered by you to us at the termination of your employment, or at our request, during the course of your employment.

11.5                           In the event that any of the said restrictions shall be held void, but would be valid if part of the wording thereof were deleted, such restrictions shall apply with such deletion as may be necessary to make it or them valid and effective.

11.6                           The obligations contained in this Clause shall continue to apply after termination of your employment without limit of time but shall cease to apply to information or knowledge which comes into the public domain otherwise than by your own fault.

12                                 Intellectual Property

12.1                           For the purposes of this clause the following definitions will apply:-

12.1.1                  “Intellectual Property Rights” means all patents, trade marks, designs, and copyright, topography rights, rights in computer software, rights in databases and other protectable lists of information, rights in Confidential Information, rights in know-how, trade and business names, domain names, and rights in the Inventions, in each case whether registered or unregistered and applications (or rights to apply) for any of the foregoing, and renewals and extensions of such rights and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

12.1.2                  “Inventions” means all inventions, new ideas, methods, processes, concepts, software, designs, drawings, technical know how, computer techniques, programs, systems, trade secrets, discoveries, improvements, modifications or developments, in each case whether or not patentable, and whether or not recorded in any medium.

12.1.3                  “Employment Inventions” means any and all inventions created, developed, conceived or made by you alone or with others or otherwise arising in the course of your employment (whether or not during working hours or using our premises or resources insofar as they relate to your duties under this employment agreement).

12.1.4                  “Employment IPR” means all Intellectual Property Rights created, developed, conceived or made by you alone or with others or otherwise arising in the course of your employment insofar as they relate to your duties under this employment agreement (whether or not during working hours or using our premises or resources).

12.2                           You hereby agree to:

12.2.1                  promptly notify and disclose to us in writing, on their creation, full details of all Employment Inventions and Employment IPR;

12.2.2                  provide full written details and all explanations and demonstrations as we may reasonably request to enable us to fully understand, use, produce and protect Employment Inventions;

12.2.3                  at our request and in any event on the termination or expiry of your employment for any reason to give to us all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment Inventions and Employment IPR which are in your possession, custody or control;

12.2.4                  not apply for the registration of any Employment IPR nor attempt to patent any Employment Invention unless expressly requested to do so by us; and

12.2.5                  keep confidential all Employment Inventions and Employment IPR unless we have consented in writing to the disclosure of such by you.

12.3                           All Employment IPR and all Intellectual Property Rights subsisting (or which may in the future subsist) in the Employment Inventions will be and will remain at all times our exclusive property and will vest in us at the time they are first created.

12.4                           In the event and to the extent that any of the Employment IPR are deemed for any reason not to vest in us in terms of this Clause then you shall hold them in trust for us until such time as they are fully vested in us.

12.5                           To the extent that any Employment IPR (other than patents), do not belong to us, to the fullest extent permitted by law, you assign to us by way of present assignment of future rights, exclusively your whole right, title and interest in and to all such Employment IPR.

12.6                           You hereby waive all of your present and future moral which may arise in respect of the inventions, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPR and you hereby agree not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

12.7                           You acknowledge that, except as provided by law e.g. Section 9 Arbeitnehmerefindungsgesetz (German Employee Invention Act), no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this Clause.  This Clause is without prejudice to your rights under the German Patents Act.

12.8                          You undertake to render all reasonable assistance to us, to execute all documents and do or procure the doing of all such acts both during and after your employment by us, as may in our opinion, be necessary or desirable to vest the Employment IPR in us and to enable us to fully exercise our rights as owners of such rights (including without limitation, to enable us to apply for, register and renew these rights in our name with any competent authority anywhere in the world and to protect and maintain them).  Such documents may, at our request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPR.  We agree to reimburse your reasonable expenses of complying with this Clause.

12.9                           You agree to give all necessary assistance to us to enable us to enforce our Employment IPR against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Employment IPR, where appropriate throughout the world, and for the full term of those rights.

12.10                     You hereby irrevocably grant to us a power of attorney to sign any and all such documents to give effect to this Clause.

12.11                     The provisions of the Arbeitnehmerefindungsgesetz (German Employee Invention Act) remain unaffected;

13                                  Restrictive Covenants

13.1                           For the purposes of this Clause the following words and expressions shall have the following meanings:-

13.1.1                  “Business” means our business or the businesses of the Company in or with which you have been involved or concerned at any time during the period of 12 months.

13.1.2                  “Competitive Business” means any business or activity in competition with or similar to the Relevant Goods or Services carried on by us at the Termination Date or during the Relevant Period and in particular, but without prejudice to the foregoing generality, competitive business carried out by the following companies or any associated company of such a company or to any person, firm, company or other organisation trading under the same or a similar name to any of the names noted below:

ActiveXperts	N-Able	Level Platforms
Barracuda	Patchlink	McAfee
Captaris	Shavlik	Kaspersky
Technologie
Clearswift	Symantec	ESET
eEye	Trend	Panda
EventSentry	WebSense	AVG
Kaseya	Sophos	Avast

whether such company, person, firm or other organisation continues to hold or trade with the same name or a changed name or suffers a change in the person or entity who controls such company, person, firm or organisation.

13.1.3                  “directly or indirectly” means you acting either alone and on your own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

13.1.4                  “Key Personnel” means any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom you have had dealings other than in a de minimis way during the course of your employment.

13.1.5                  “Prospective Customer/Client” means any person, firm or company which has been engaged in negotiations with us, with which you have been personally involved, with a view to purchasing goods and services from us during the period of 6 months prior to the Termination Date.

13.1.6                  “Relevant Area” means world wide.

13.1.7                  “Relevant Customer/Client” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a customer/client of ours, with whom or which you dealt directly other than in a de minimis way or for whom or which you were responsible on our behalf at any time during the said period.

13.1.8                  “Relevant Goods and Services” means the business carried on by us at the Termination Date and namely the development, provision, sale and support of network and internet security and fax communication software tools or any goods and services competitive with those supplied by us at any time during the 12 months prior to the Termination Date in the supply of which you were directly involved or concerned at any time during the said period.

13.1.9                  “Relevant Period” means the period of the Employment,

13.1.10            “Relevant Supplier” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services to us (other than utilities and goods or services supplied for administrative purposes) and with whom or which you had personal dealings during your Employment other than in a de minimis way.

13.1.11            “Termination Date” means the date on which the Employment shall terminate.

13.2                           Without prejudice to the next Clause (non-involvement in any other business or undertaking) you shall not without our prior written consent directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which is a Competing Business or which (a) competes or (b) will at any time during the Relevant Period compete with the Business.  Nothing in this sub-clause shall prevent you from being or becoming a Minority Holder provided that you disclose this to us.

13.3                           You shall not without our prior written consent directly or indirectly at any time within the Relevant Period:

13.3.1                  solicit the custom of; or

13.3.2                  facilitate the solicitation of; or

13.3.3                  deal with

any Relevant Customer/Client in respect of any Relevant Goods and Services; or

13.3.4                  solicit the custom of; or

13.3.5                  facilitate the solicitation of; or

13.3.6                  deal with

any Prospective Customer/Client in respect of any Relevant Goods and Services; or

13.3.7                  interfere; or

13.3.8                  endeavour to interfere

with the continuance of supplies to us (or the terms relating to those supplies) by any Relevant Supplier.

13.4                           You shall not without our prior written consent directly or indirectly at any time during the Relevant Period:

13.4.1                  entice away from us; or

13.4.2                  endeavour to entice away from us

any Key Personnel.

13.5                           You shall not without our prior written consent directly or indirectly at any time during the Relevant Period:

13.5.1                  employ or engage; or

13.5.2                  endeavour to employ or engage

any Key Personnel.

13.6                           You acknowledge (having taken appropriate legal advice) that the provisions of this Clause are fair, reasonable and necessary to protect the goodwill and interests of the Company (“the Interests”).  Whilst the provisions of this Clause have been framed with a view to ensuring that the Interests are adequately protected taking account of our legitimate expectations of the future development of the business, you acknowledge that the business may change over time and as a result it may become necessary to amend the provisions of this Clause in order to ensure that the Interests remain adequately protected.  You, therefore, agree that we shall be entitled to amend the provisions of this Clause in accordance with the Clause below in order to protect the Interests.

13.7                           In order to amend the provisions of this Clause, we shall notify you in writing of why we believe it is necessary to amend and the amendments which we propose.  You shall then have a period of 14 calendar days in which to put forward any objections which you might have to the proposed amendments.  In the event that you do not put forward any such objections, then this Clause shall take effect with the proposed amendments on the expiry of the 14 day period.  In the event that you do put forward objections, we shall endeavour to accommodate them and to agree the amendments with you (insofar as they are reasonable and where reasonably possible given our overriding objective must be to ensure adequate protection of the Interests).  We shall then, having considered your objections, serve a further written notice on you informing you of the final amendments to this Clause which will thereafter take immediate effect.

13.8                           You acknowledge that the provisions of this Clause shall constitute severable undertakings given to the Company and the said undertakings may be enforced by us.

13.9                           If any of the restrictions or obligations contained in this Clause is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

13.10                     You acknowledge and agree that you shall be obliged to draw the provisions of this Clause to the attention of any third party who may at any time before or after the termination of your Employment offers to employ or engage you in any capacity and for whom or with whom you intend to work during the Relevant Period.

13.11                     You shall, at our request and cost, enter into a direct agreement or undertaking with any other Group Company to which you provide services whereby you will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as we may require in the circumstances.

14                                 Other Employment / Outside Business Interests

14.1                           We are aware and acknowledge that you are exercising the profession of an independent German lawyer and may represent third party clients aside from your employment with GFI.  We agree to release you to exercise the profession of an independent German lawyer as necessary to carry out your duties as a lawyer, in particular with respect to urgent and time sensitive matters.  Aside from such exercise, during your employment with us, you must not, without our agreement, be involved, engaged, concerned or interested either directly or indirectly in any other business or undertaking or any other regular work (whether paid or unpaid) whatsoever which might interfere with the performance of your duties or cause you a conflict of interest.  Should you wish to accept an outside appointment or take up additional employment you must first obtain our consent unless such activities relate to a charitable, social or sports club or venture.

14.2                           You warrant that by virtue of entering into this Contract of Employment you will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon you.

15                                  Termination of Employment

15.1                           Notice of Termination

15.1.1                  During the probationary period, either party may terminate the employment by observing a notice period of two weeks.

15.1.2                  Following completion of your Probationary Period, your employment may be terminated by either you or by us giving the other party eight weeks’ prior notice in writing.  Notice period is to be observed to the fifteenth (15th) or end of each calendar month, which ever occurs first.

15.1.3                  After 24 months of employment, the notice period is automatically extended to a period of 12 weeks to the end of each calendar month.

15.1.4                  Variation of notice entitlement will be with the consent of both parties and in the given case agreed upon separately.

15.1.5                  The contract of employment may not be terminated by ordinary notice prior to the commencement of the employment.  If either party disregards such exclusion, a penalty equivalent to one month’s salary will be owed to the other party.

15.1.6                  Any notice of termination with regard to the employment given by the Employer is considered as a notice of termination with respect to any loans granted to the Employee, such notice given within the statutory notice periods.  If the Employee owes the Employer any other payments — e.g. on the basis of salary prepayments — the repayment obligation shall become due when the Employer gives notice of termination of the employment.  However, any other express stipulations of the parties shall prevail.  The Employer may offset its claims — observing, if legally required, the statutory thresholds for the seizure of goods — against any counterclaims of the Employee.

16                                  Summary Dismissal

16.1                           For the avoidance of doubt, nothing in previous clauses prevents us from terminating your employment summarily or otherwise in the event of any serious breach by you of the terms of your employment or in the event of any act or acts of gross misconduct by you (see section 626 para 2 CC, ‘Termination without notice for a compelling reason’).

16.2                           The Company is entitled to terminate your employment without notice period in any of the following circumstances:-

16.2.1                  you are guilty of gross misconduct.  For the purposes of this Clause gross misconduct includes but is not limited to:-

(a)                                  theft or fraud to our detriment;

(b)                                 physical violence or bullying;

(c)                                  deliberate and serious damage to property (whether belonging to the Company or a third party);

(d)                                 serious misuse of the Company’s property or name;

(e)                                  deliberately accessing internet sites containing pornographic, offensive or obscene material;

(f)                                    serious insubordination;

(g)                                 unlawful discrimination or harassment;

(h)                                 bringing the Company into serious disrepute;

(i)                                     serious incapability at work brought on by alcohol or illegal drugs;

(j)                                     causing loss, damage or injury through serious negligence;

(k)                                  a serious breach of health and safety rules; and

(l)                                     a serious breach of confidence.

16.2.2                  you commit a serious breach of any terms or conditions of this Agreement (whether that term or condition specifically refers to the right of summary dismissal under this Clause or not);

16.2.3                  you repeat or continue any breach of this Agreement the cumulative effect of which, in our reasonable opinion, constitutes a serious breach; or

16.2.4                  you are convicted of any criminal offence (other than an offence under road traffic legislation anywhere for which a fine or a non-custodial sentence is imposed) which might reasonably be thought to adversely affect the performance of your duties.

17                                  Retirement

The employment relationship ends at the end of the month in which the Employee attains statutory state pension annuity age or in which the additional contribution establishes the full reduction in earning capacity in the sense defined in the German Social Security Code Book, without termination of the contract being necessary.

18                                  Return of Company Property

Upon termination of your employment (or earlier if requested) you shall immediately on request return to us all property belonging to us including (but not limited to) all Confidential Information, motor vehicles, keys, credit cards, phones, computer equipment, computer software, disks, documents, information, files, customer records, lists, books, records, literature, products and work products, all copies and originals, however recorded and whether retained electronically, on paper or otherwise.

19                                  Garden Leave, Release from duties

19.1                           If either of us serves notice on the other to terminate your employment, we may require you to take ‘garden leave’.  During this time, you will be released from your duties.  Any period of such release shall be offset against any holiday entitlement.

19.2                           Otherwise we may release you only if such release is justified with view to the protection of predominant interests of the Employer (e.g during the course of a disciplinary process to which you are subject, imminent danger of disclosure of secrets by you etc.).  Any period of such release shall be offset against any holiday entitlement.

19.3                          If you are asked to take garden leave we may require you to stop performing your job and/or exclude you from entering our premises and/or assign you other duties in place of your normal job duties.

19.4                           During any such period you will continue to receive your full salary and benefits but there is no duty upon us to provide you with work.

19.5                           We may appoint someone else to perform your duties under this Agreement whether on a permanent or temporary basis.

19.6                           The implied duties of trust and confidence will continue to apply during any such period and you will not be permitted to work for another employer.

19.7                           You acknowledge and agree that to the extent we meet our obligations to pay you in accordance with this clause you have no right to work elsewhere during any period of release from duties.

20                                  Disciplinary and Grievance Procedures

Our disciplinary rules and grievance procedures from time to time in force are applicable to your employment.  Copies of these policies are also available from the Human Resources Department.

21                                  Health and Safety at Work

We will take all reasonably practicable steps to ensure your health safety and welfare while at work.  You must familiarise yourself with our Health and Safety Policy and its rules.  These policies can be amended from time to time as required.  It is also your legal duty to take care for your own health and safety and that of your colleagues.

22                                  Equal Opportunities

In order that we may maintain a positive work environment for all employees, you are required to familiarise yourself with and adhere to our Equal Opportunity Policy and our Bullying and Harassment Policy from time to time in force.  These policies are not contractual and they can be amended from time to time as required.  We view very seriously any conduct which may amount to harassment or discrimination and may consider this to be gross misconduct which could result in summary dismissal.

23                                  Use of computers and telephone

Use of the internet, telephone and corporate email address for private use is not permitted within working hours except in exceptional cases.  Outside working hours, private use of these communication tools is permitted only to a reasonable extent and only insofar as it cannot damage the business interests and reputation of the Employer.  Saving private files onto the Employer’s IT system is forbidden.

While working for us, you will be authorised to gain access to certain computer systems, programs and data.  You must not attempt, alone or with others, to gain access to data or programs to which you have not been authorised to gain access.

Your use of our Internet, e-mail and telephone system will be governed by internal policies from time to time in force.  You accept that we may monitor the use of our telephone, e-mail and internet systems in accordance with this Policy.  This Policy is not contractual and it can be amended from time to time as required.  Copies of this Policy are available from the Human Resources Department.

24                                  Data Protection

24.1                           You acknowledge and expressly agree that:-

(a)                                  We are permitted to hold Personal Dais about you as part of our personnel and other business records, including any Sensitive Personal Data;

(b)                                 We may collect and disclose your Personal Data (including Sensitive Personal Data) from time to time to and from third parties including our insurers, bankers, legal, medical and other professional advisers, or your own pension provider;

(c)                                  We may transfer your Personal Data (including Sensitive Personal Data) to our offices and clients outside Germany to countries which do not provide the same level of data protection.  If we do make such a transfer, we or they will, if appropriate, put a contract in place to ensure that your Personal Data is protected;

(d)                                 We may use such Personal Data in the course of our business where in our view it is required for the proper conduct of our business.

24.2                           This clause applies to Personal Data held, used or disclosed in any medium.

25                                  Deductions

You hereby authorise us to deduct from your salary and/or any other sums due under this Contract of Employment any sums due from you to us including, without limitation, any overpayments, loans or advances made to you by us, the cost of repairing any damage or loss to our property caused by you and any losses suffered by us as a result of any negligence or breach of duty by you, to the extent that it is subject to pledge.  In addition you will at all times pay to us upon demand any sums which you owe us.  This provision does not affect our right to recover from you any sums or balance of sums owed to us by taking legal proceedings.

26                                  Forfeiture of claims

26.1                           All claims by both parties resulting from the existing employment relationship - other than those claims that result from any intentional actions - must be asserted in writing within three months of their occurrence in accordance with the German Civil Code (BGB).  Where the claim is not asserted, it ceases to be valid.

26.2                           Where the other contractual party rejects the claim or does not provide an explanation within two weeks of asserting the claim, the claim must therefore be rejected by judicial process by the opposing party within a period of three months following the written rejection of the claim or the expiry of the period, otherwise it also ceases to be valid.

26.3                           The regular limitation period for all claims resulting from, or connected with this Agreement shall be one year.

27                                  General

27.1                           By mutual agreement, reasonable changes to any of your terms and conditions of employment may be affected and you will be notified in writing of such changes.

27.2                           The Contract of Employment is intended to serve as a statement in compliance with the provisions of the German legislation.  The Contract and Schedule set out the entire agreement and understanding of the parties and replaces any previous contracts of employment between the parties (which shall be deemed to have been terminated by mutual consent).

27.3                           Termination of this contract of employment shall not affect any provisions which are intended to operate after termination.

27.4                           Each clause and sub-clause of this contract is separate and severable from the remaining provisions and enforceable accordingly.  If any provision of this contract shall be unenforceable for any reason but would be enforceable if part of the wording thereof were deleted, it shall apply with such deletions as may be necessary to make it enforceable.

27.5                           The validity construction and performance of this Agreement shall be governed by German legislation (and the parties hereby submit to the non-exclusive jurisdiction of the German Courts).

27.6                          Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or sending by registered post.  Notices to us should be addressed to our registered office.